Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of Common Stock of Lenox Group, Inc., dated as of December 27, 2007, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(c) under the Securities Exchange Act of 1934.

AMTRUST CAPITAL MANAGEMENT, INC., a Delaware Corporation

Date: December 27, 2007	By:	/s/ Jan Loeb
Jan Loeb Its: President

Date: December 27, 2007	By:	/s/ Jan Loeb
Jan Loeb